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                                                                   EXHIBIT 10(m)


                         CORE MOLDING TECHNOLOGIES, INC.
                        INFORMAL CASH PROFIT SHARING PLAN

         Core Molding has an informal cash profit sharing plan for its management and salaried employees which is calculated as follows:

         A profit sharing pool is created after a reasonable return is provided to stockholders.

         The Company's Board of Directors established thresholds for Earnings Before Taxes ("EBT") to provide such return to the stockholders for each fiscal year ended December 31.

         A profit sharing pool will be created based upon percentages of EBT for each fiscal year ended December 31, above the thresholds which will be shared with the permanent salaried employees in the form of profit sharing.

         A total profit sharing pool is limited to a maximum percentage of EBT as established by the Board of Directors.

         The salaried profit sharing pool is split into two groups, an "executive" group and a "salary" group. The executive group consists of the Chief Executive Officer, the Chief Financial Officer, the Vice President of Sales and Marketing, the Vice President of Operations - Columbus, and each locations' plant manager.

         The executive group shares in 20% of the pool while the remaining salary group shares in 80% of the pool.

         Employees must have been employed as of December 31 of each year to be eligible to participate. There is no pro-rating for terminated employees.

         The Board of Directors reserves the right to change the plan as deemed necessary.